Exhibit 13(a)(4)(ii)

December 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tax-Free High Grade Portfolio Bond Fund for Puerto Rico Residents, Inc. (formerly known as Puerto Rico AAA Portfolio Bond Fund, Inc. (the “Fund”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of Tax-Free High Grade Portfolio Bond Fund for Puerto Rico Residents, Inc. dated December 8, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us